EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2005 relating to the consolidated financial statements of Gevity HR, Inc. (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the provisions of Emerging Issues Task Force Issue 03-6, Participating Securities and the Two Class Method under FASB Statement No. 128 and on management’s report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management’s assessment of the Company’s internal control over financial reporting and expresses an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Gevity HR, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Tampa, Florida
May 23, 2005